Exhibit 99.1

Investor Relations Line:

(818) 902-2701

www.supind.com

Contacts:

Superior Industries

Kerry Shiba

(818) 781-4973

FTI Consulting Inc.

Effie Veres

(212) 850-5676

effie.veres@fticonsulting.com

NEWS RELEASE

Superior Industries Reports Second Quarter 2015 Financial Results

Second Quarter 2015 Highlights:

•	Sales of $183.9 million and value-added sales of $88.2 million
•	EPS of $0.24, a 33% increase year-over-year
•	Adjusted EBITDA of $20.3 million, a 29.5% increase year-over-year
•	Adjusted EBITDA as a percentage of value-added sales of 23%, a 730 basis point improvement year-over year
•	2015 guidance reaffirmed
•	$5.5 million of stock repurchased
•	$0.18 per share cash dividend paid on April 17, 2015

SOUTHFIELD, MICHIGAN – August 5, 2015 – Superior Industries International, Inc. (NYSE:SUP), the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America, today reported financial results for the second quarter ended June 28, 2015.

Don Stebbins, President and Chief Executive Officer, commented, “The second quarter marked continued strong execution against our strategic initiatives. The prior closure of our manufacturing facility and the reallocation of production to our other facilities, as well as improved cost performance across all of our manufacturing plants, drove significant expansion in our margins. Our adjusted EBITDA as a percentage of value-added sales reached 23%, up more than 700 basis points versus last year, despite lower unit volumes. These results underscore our confidence that we are on the right path to driving higher levels of profitability and delivering strong shareholder returns.”

Second Quarter Results

For the second quarter of 2015, the Company reported net income of $6.5 million, or $0.24 per diluted share, compared to $5.0 million, or $0.18 per diluted share, for the prior year period. The increase in net income was largely driven by lower costs related to the previous closure of a manufacturing facility and reallocation of production to other plants, including the newest facility in Mexico, which will continue to ramp up production in 2015. Improved earnings also reflected cost improvement at all of the Company’s other manufacturing facilities.

Consolidated net sales for the second quarter of 2015 declined 7.6% to $183.9 million from $199.0 million in the second quarter of 2014, primarily attributable to lower unit sales volume. The decrease was partially offset by higher aluminum prices, which are generally passed through to the customer. Unit shipments were 2.7 million in the second quarter of 2015 versus 3.0 million in the same period a year ago, partially reflective of timing related to the launches of certain vehicle programs. Value-added sales, a non-GAAP financial measure that represents net sales less the value of aluminum and outsourced process costs that are passed through to customers, were $88.2 million for the second quarter of 2015, an 11.5% decrease from the same period in 2014. See “Use of Non-GAAP Financial Measures” below and the reconciliation of consolidated net sales to value-added sales in this press release.

Gross profit for the second quarter of 2015 increased 26.6% to $19.9 million, or 10.8% percent of net sales, compared to $15.7 million or 7.9% of net sales in the prior year period. This represents an increase in gross profit margin of 290 basis points year-over-year. The increase was primarily due to improved operating costs associated with savings generated by the previous closure of a manufacturing facility and reallocation of production to other plants, as well as improved cost performance in all of the Company’s other manufacturing facilities, partially offset by lower unit volume. Closure costs related to the previous plant shut-down included in gross profit in the second quarter of 2015 were $1.6 million, including depreciation.

Consolidated selling, general and administrative expenses for the second quarter of 2015 were $8.9 million, or 4.8% of net sales, up from $7.3 million, or 3.7% of net sales, in the prior year period. The increase primarily reflects increased legal and general consulting fees related to the current year proxy contest, higher employee termination costs and the combined effect of a 2014 favorable impact from collecting aged accounts receivables previously reserved for and 2015 expense for the write-down of aged accounts receivable.

For the second quarter of 2015, income from operations was $11.0 million, or 6.0% of net sales, compared to $8.4 million, or 4.2% of net sales, in the prior year period.

The provision for income taxes for the second quarter of 2015 was $4.2 million, resulting in an effective tax rate of 39%, down from 42% in the prior year period.

Adjusted EBITDA, a non-GAAP measure, increased 29.5% to $20.3 million, or 23.0% of value-added sales, for the second quarter of 2015 compared to $15.7 million, or 15.7% of value-added sales, in the second quarter of 2014. The increase was driven primarily by an improvement in cost performance. See “Use of Non-GAAP Financial Measures” below and the reconciliation of net income to adjusted EBITDA in this press release.

Financial Position and Cash Flow

The Company reported net cash provided by operating activities of $25.2 million in the first half of 2015 compared to $1.5 million in the same period last year. The improvement resulted primarily from favorable changes in accounts receivable, inventories and accounts payable.

During the second quarter of 2015, the Company announced a quarterly dividend payment of $0.18 per share. In addition, the Company repurchased 285,966 shares of stock at a cost of $5.5 million. Through August 3, 2015, the Company has repurchased 557,643 shares for a total of $10.4 million as part of the $30 million share buyback program approved by the Board of Directors in October of last year.

Year-to-Date Results

Superior reported net income of $10.9 million, or $0.40 per diluted share, for the first half of 2015, compared with $9.9 million, or $0.36 per diluted share, for the corresponding 2014 period.

Net sales for the first half of 2015 were $357.7 million, down 6.5% from $382.4 million in the prior year period, due to the impact of a ten percent decrease in unit shipments. The decrease was partially offset by higher aluminum prices. In the first half of 2015, wheel shipments totaled 5.3 million compared to 5.8 million in the first half of 2014, with the decline partially reflective of delayed demand for certain wheel programs. Value-added sales for the first half of 2015 were $169.9 million, a 12.2% decrease over value-added sales of $193.6 million in the same period a year ago.

Gross profit for the first half of 2015 decreased to $31.1 million from $31.4 million in the comparable period a year ago. Gross margins increased 50 basis points from 8.2% in the first half of 2014 to 8.7% in the first half of 2015. The decline in gross profit was due to lower unit shipments, largely offset by improved operating costs associated with savings generated by the previous closure of a manufacturing facility and reallocation of production to other plants, as well as improved cost performance in all of the Company’s other manufacturing facilities. Closure costs associated with the shut-down of the manufacturing facility included in gross profit for the first half of 2015 were equal to $3.4 million, including depreciation.

Selling, general, and administrative expenses increased to $16.4 million, or 4.6% of net sales, in the first half of 2015 compared to $15.2 million, or 4.0% of net sales in the prior year period. The increase primarily reflects the same factors affecting the second quarter comparison, offset partially by higher severance costs paid in the first half of 2014.

For the first half of 2015, income from operations was $14.7 million, or 4.1% of net sales, compared to $16.1 million, or 4.2% of net sales in the prior year period.

The effective tax rate for the first half of 2015 was 24%, resulting in an income tax expense of $3.4 million. This compares to an effective tax rate of 41% for the first half of 2014. The decrease primarily reflects the release of certain liabilities related to uncertain tax positions due to the expiration of the statute of limitations.

Adjusted EBITDA for the first half of 2015 increased 10.6% to $33.7 million, or 19.8% of value-added sales, compared to $30.5 million, or 15.7% of value-added sales, in the first half of 2014.

2015 Outlook

The Company reaffirms its previously disclosed guidance for the full year 2015. For the full-year 2015:

•	Superior expects net sales in the range of $725 million to $800 million and EBITDA margin to increase by 100 to 200 basis points.

•	Value-added sales, which represent net sales less the value of aluminum that is passed through to customers, are expected to be in the range of $325 million to $360 million. Adjusted EBITDA margin as a percentage of value-added sales is expected to increase 350 to 500 basis points.

•	Capital expenditures for 2015 are expected to approximate $40 million, significantly lower than the prior year when the Company was investing in the completion of its new manufacturing plant in Mexico.

•	Working capital is expected to be a net use of approximately $10 million.

Don Stebbins explained, “We expect that shipment volumes will improve in the second half of the year and we remain confident in the guidance targets that we provided in January. Additionally, the new strategies and initiatives that we are executing across the business will further enhance our global competitiveness and drive long-term profitable growth.”

Conference Call

Superior will host a conference call beginning at 8:30 AM ET on Wednesday, August 5, 2015 that will be broadcast on the company’s website, www.supind.com. Interested parties are invited to listen to the webcast. In addition, a PowerPoint presentation will be posted on the company’s website and referred to during the conference call. The webcast replay will be available at the same Internet address approximately one hour after the conclusion of the conference call and will be archived for approximately one year.

During the conference call, the company’s management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Headquartered in Southfield, Michigan, Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its plants in the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include BMW, FCA, Ford, General Motors, Mitsubishi, Nissan, Subaru, Tesla, Toyota and Volkswagen. For more information, visit www.supind.com.

Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to “Adjusted EBITDA,” which we have defined as earnings before interest, taxes, depreciation, amortization, restructuring charges and impairments of long-lived assets and investments and “Value-Added Sales,” which we define as net sales less upcharges primarily for the aluminum value in net sales.” Adjusted EBITDA as a percentage of Value-Added Sales is a key measure that is not calculated according to GAAP. Adjusted EBITDA as a percentage of Value-Added Sales is defined as Adjusted EBITDA divided by Value-Added Sales. See the Non-GAAP Financial Measures section of this annual report for a reconciliation of Adjusted EBITDA and Value-Added Sales.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting future periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies.

For reconciliations of Adjusted EBITDA and Value-Added Sales to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data pages which, together with this press release, have been posted on the Company’s website through the “Investors” link at www.supind.com.

We have not quantitatively reconciled differences between Valued-Added Sales, EBITDA and EBITDA margins, as well as their corresponding GAAP measures, presented in our 2015 Outlook, due to the inherent uncertainty regarding variables affecting the comparison of these forward-looking measures. The magnitude of these differences, however, may be significant.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2015 outlook and projections for reported net sales, value-added sales, EBITDA margin, capital expenditures and the change in working capital, and improving cost and operational efficiencies, and are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks and uncertainties discussed in the company’s Securities and Exchange Commission filings and reports, including the company’s 2014 Annual Report on Form 10-K and our reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Net Sales	$183,940	$198,966	$357,669	$382,356

Cost of Sales	162,455	183,234	323,089	350,988
Restructuring costs	1,565		3,438
	164,020	183,234	326,527	350,988
Gross Profit	19,920	15,732	31,142	31,368

Selling, General and Administrative Expenses	8,881	7,288	16,433	15,221
Income From Operations	11,039	8,444	14,709	16,147

Interest Income, net	57	311	142	660
Other Income (Expense), net	(362)	(93)	(544)	(86)
Income Before Income Taxes	10,734	8,662	14,307	16,721

Provision for Income Taxes	(4,200)	(3,623)	(3,439)	(6,860)
Net Income	$6,534	$5,039	$10,868	$9,861

Income Per Share:
Basic	$0.24	$0.19	$0.41	$0.36
Diluted	$0.24	$0.18	$0.40	$0.36

Weighted Average and Equivalent Shares Outstanding for Income Per Share:
Basic	26,719,000	27,180,000	26,788,000	27,148,000
Diluted	26,766,000	27,359,000	26,836,000	27,303,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	June 28, 2015	December 28, 2014
Current Assets	$266,084	$276,011
Property, Plant and Equipment, net	247,649	255,035
Investments and Other Assets	47,702	48,864
	$561,435	$579,910

Current Liabilities	$66,635	$71,962
Long-Term Liabilities	62,484	68,942
Shareholders’ Equity	432,316	439,006
	$561,435	$579,910

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Non-GAAP Financial Measure
(Dollars in Thousands)

Value Added Sales	Three Months Ended		Six Months Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Net Sales	$183,940	$198,966	$357,669	$382,356
Less
- Aluminum value	(84,177)	(86,395)	(167,708)	(163,747)
- Pass-through outsourcing costs charged to customers	(11,544)	(12,842)	(20,065)	(25,008)
	(95,721)	(99,237)	(187,773)	(188,755)
Value added sales	$88,219	$99,729	$169,896	$193,601

Value added sales is a key measure that is not calculated according to GAAP. Value added sales represents net sales less the value of costs passed through to our customers, primarily the value of aluminum and outsourced processing cost included in net sales. Arrangements with our customers allow us to pass on changes in aluminum prices and the cost for certain other charges incurred in manufacturing our wheels; therefore, fluctuations in underlying aluminum prices and these other charges generally do not directly impact our profitability. Accordingly, value added sales provides a measurement of the recoverable component of net sales that may benefit the understanding of our financial performance by users of our financial statements.

Adjusted EBITDA	Three Months Ended		Six Months Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Net Income	$6,534	$5,039	$10,868	$9,861
Adjusting Items:
- Interest income, net	(57)	(311)	(142)	(660)
- Provision for Income Taxes	4,200	3,623	3,439	6,860
- Depreciation	8,497	7,334	17,024	14,395
- Restructuring Charges	1,133	—	2,488	—
	13,773	10,646	22,809	20,595
Adjusted EBITDA	$20,307	$15,685	$33,677	$30,456

The U.S. GAAP measure most directly comparable to Adjusted EBITDA is net income. The non-U.S. GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to net income. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP and has important limitations as an analytical tool. Adjusted EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.